Exhibit 4.1

FORM OF WARRANT AGREEMENT

THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

WARRANT

to purchase

[________]

Shares of Common Stock of

Third Coast Bancshares, Inc.

A Texas Corporation

Issue Date: [___], 2022

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked pursuant to Section 15. If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be split equally by the Company and the Warrantholder.

EXHIBIT J-1

“Board” means the Board of Directors of the Company.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption or approval by the Company’s shareholders.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Texas.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Certificate of Formation” means the First Amended and Restated Certificate of Formation of the Company, as amended and in effect from time and time.

“Common Stock” means the Company’s common stock, par value $1.00 per share.

“Company” means Third Coast Bancshares, Inc., a Texas corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning given to it in Section 3(c).

“Exchange Cap Allocation Amount” has the meaning given to it in Section 3(c).

“Excluded Stock” means (A) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision, reclassification or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock); (B) shares of Common Stock or other securities that are convertible into or exchangeable or exercisable for Common Stock issued pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives or awards pursuant to the Company’s stock incentive plans approved by the Board or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; (C) shares of Common Stock, Series B Preferred Stock or Non-Voting Common Stock, as applicable, issued upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock, or Non-Voting Common Stock or upon the exercise of the Warrants; (D) shares of Common Stock issued upon exercise of warrants outstanding as of the date of the Investment Agreement; (E) shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or other securities that are convertible into or exchangeable or exercisable for Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Non-Voting Common Stock, issued as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction; or (F) the Warrants issued pursuant to the Warrant Agreements and the shares of Series A Preferred Stock issued pursuant to the Investment Agreement.

“Exercise Price” means $22.50 per share of Common Stock, subject to adjustment from time to time in accordance with Section 13.

“Existing Buyer” has the meaning given to it in Section 3(c).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount or control premium shall be taken into account and no consideration shall be given to any restrictions on transfer or the existence or absence of, or any limitations on, voting rights. If the Warrantholder does not accept the Board’s calculation of Fair Market Value and the Warrantholder and the Company are unable to agree on Fair Market Value, the procedures described in Section 15 shall be used to determine Fair Market Value.

“Initial Acquirer” means an acquirer of Series A Preferred Stock pursuant to the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated as of September 8, 2022, by and among the Company and the investors named therein, as it may be amended from time to time.

“Investor” means [______________].

“Issue Date” means [________], 2022, the original date of issuance of this Warrant.

“Market Price” means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock) is so listed or quoted, or if the Common Stock (or other relevant Capital Stock) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant Capital Stock) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of the Common Stock shall be deemed to be the fair market value per share of such security as mutually determined by the Company and the Warrantholder, and if the Company and the Warrantholder cannot agree on the Market Price, the fair value will be determined using the procedures described in Section 15. The Market Price of the Series A Preferred Stock, the Series B Preferred Stock and the Non-Voting Common Stock shall be based on the Market Price of the Common Stock.

“Non-Voting Common Stock” means, if authorized by all necessary action on the part of the Company, the Company’s non-voting common stock, par value $1.00 per share.

“Non-Voting Common Stock Certificate of Amendment” means an amendment to the Certificate of Formation to be filed with the Secretary of State of the State of Texas to authorize the Non-Voting Common Stock in an amount of shares sufficient to permit the full conversion of the Series B Preferred Stock into shares of Non-Voting Common Stock.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Permitted Transfer” means a transfer by any Warrantholder: (i) to any existing Warrantholder, Affiliate of the Warrantholder, or any holder of Series A Preferred Stock; (ii) to a transferee (or group of associated transferees) that will acquire at least 10% of the outstanding Warrants; or (iii) with the written consent of the Company.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares of Common Stock for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase of shares of Common Stock with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“SEC” has the meaning given to it in Section 12.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Company’s Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share.

“Series A Regulatory Group” means an Initial Acquirer, together any other Person whose Company securities would be aggregated with such Initial Acquirer’s Company securities for purposes of any bank regulation or law.

“Series B Preferred Stock” means the Company’s Series B Convertible Perpetual Preferred Stock, par value $1.00 per share.

“Shares” has the meaning given to it in Section 2.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, bank, savings bank, association or other entity of which such Person (i) owns or controls 50.1% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities, as to each of which 50.1% or more of the outstanding equity securities is owned directly or indirectly by its parent or (ii) is a general partner.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” when used in the singular case, means this Warrant, and when used in the plural case, has the meaning given to it in the Investment Agreement.

“Warrant Agreement” means this Warrant Agreement and each other Warrant Agreement, dated as of [______], 2022, by and between the Company and the investor named therein, as each may be amended from time to time.

2. Number of Shares; Exercise Price.

(a) This certifies that, for value received, the Investor, its Affiliates or its registered assigns (individually and collectively, the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part [________] fully paid and nonassessable shares of Common Stock, as the same may be adjusted from time to time pursuant to the terms of this Warrant (the “Shares”), at a purchase price per share equal to the Exercise Price. The Exercise Price is subject to adjustment as provided herein, and all references to “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

(b) Notwithstanding any other provision of this Warrant, and subject to Section 2(c), if the Warrantholder proposes to exercise this Warrant such that the Warrantholder (or the applicable Series A Regulatory Group), together with any other Person whose Company securities would be aggregated with such Warrantholder’s Company securities (including the applicable Series A Regulatory Group’s Company securities) for purposes of any bank regulation or law, would collectively be deemed to own, control or have the power to vote more than 9.9% of a class of the Company’s outstanding voting securities immediately following such exercise, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.9(a), and further excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Warrantholder (and any other member of the applicable Series A Regulatory Group) of voting securities of the Company, then the Warrantholder shall instead acquire shares of Common Stock such that the Warrantholder (or the applicable Series A Regulatory Group), together with any other Person whose Company securities would be aggregated with such Warrantholder’s Company securities (including the applicable Series A Regulatory Group’s Company securities) for purposes of any bank regulation or law, would collectively be deemed to own, control or have the power to vote 9.9% or less of any class of the Company’s outstanding voting securities immediately following such exercise; provided, that some or all of any shares in excess of such amount, at the election of the Warrantholder, shall be (i) issued as either Series B Preferred Stock or Non-Voting Common Stock, or (ii) provided for future issuance under the terms of this Warrant, as amended, with the exercise of the Warrant remaining subject to the limitation prohibiting the acquisition of more than 9.9% of any class of the Company’s outstanding voting securities set forth in the preceding clause; provided, further, that the Company shall cooperate with the Warrantholder (and any other member of the applicable Series A Regulatory Group) to effectuate the issuance of such Series B Preferred Stock or Non-Voting Common Stock, or the amendment of this Warrant; and, provided, further, that all of the representations, warranties, covenants, agreements and other provisions in this Warrant shall apply, mutatis mutandis, to any such Series B Preferred Stock, Non-Voting Common Stock, or under this Warrant following amendment hereunder.

(c) Notwithstanding any other provision of this Warrant, if the Warrantholder proposes to exercise this Warrant such that a Series A Regulatory Group would immediately thereafter directly or indirectly own or control greater than one-third of the total equity of the Company, calculated in accordance with the regulations of the Board of Governors of the Federal Reserve System at 12 C.F.R. § 225.34, then the Warrantholder shall instead only be permitted to exercise this Warrant to the extent that the shares of Common Stock issued hereunder would not cause the Series A Regulatory Group to own or control greater than one-third of the total equity of the Company, and all shares in excess of such amount shall be provided for future issuance under the terms of this Warrant, as amended, with the exercise of the Warrant remaining subject to the limitation prohibiting the acquisition of more than one-third of the total equity of the Company by the Series A Regulatory Group, and the requirements of Section 2(b).

3. Exercise of Warrant; Term. (a) To the extent permitted by applicable laws and regulations, the right to purchase the Shares pursuant to this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company, on the date hereof, but in no event later than 11:59 p.m., New York City time, on the seventh (7th) anniversary of the date of issuance of the Warrant, by: (i) delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder at the last address of the Warrantholder as it shall appear upon the warrant register of the Company) of a duly executed Notice of Exercise, the form of which is annexed hereto, in accordance with Section 20; and (ii) within three (3) trading days after the date said Notice of Exercise is delivered to the Company, payment to the Company of the aggregate Exercise Price in respect of the Shares thereby purchased by cash, certified or cashier’s check or wire transfer in immediately available funds to an account designated by the Company, unless the Warrantholder elects to exercise the cashless exercise procedure described in Section 3(b) below. Notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Shares available hereunder and the Warrant has been exercised in full in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) trading days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Shares available hereunder shall have the effect of lowering the outstanding number of Shares purchasable hereunder in an amount equal to the applicable number of Shares purchased. If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days after the date of delivery of the applicable aggregate Exercise Price to the Company, a new warrant in substantially identical form and of the same tenor for the purchase of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. The Warrantholder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Shares hereunder, the number of Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B)*(X)] by (A), where:

(A) = the Market Price on the trading day immediately preceding the date on which the Warrantholder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price; and

(X) = the number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(c) Notwithstanding anything to the contrary, the Company shall not issue any shares of Common Stock upon the exercise of this Warrant if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (1) upon the conversion of the Series A Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series A

Preferred Stock or otherwise, (2) upon the conversion of the Series B Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series B Preferred Stock or otherwise, (3) upon the conversion of the Non-Voting Common Stock in accordance with the Certificate of Formation as amended by the Non-Voting Common Stock Certificate of Amendment or otherwise or (4) upon the exercise of the other Warrants pursuant to the Warrant Agreements) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the Series A Preferred Stock and the Warrants pursuant to the Investment Agreement and the Warrant Agreements (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, the holders of the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be permitted to convert Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock or exercise Warrants with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock, plus (2) the aggregate number of shares of Common Stock issuable upon exercise of the Warrants. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion and exercise in full of such Existing Buyer’s Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

4. Issuance of Shares; Authorization. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date of delivery of the applicable aggregate Exercise Price to the Company. In lieu of delivering certificates, the Company may issue Shares issued upon exercise of this Warrant electronically in book-entry form, in which case a statement of book-entry interests will be delivered to the Warrantholder within the aforementioned period. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which payment of the aggregate Exercise Price is delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times hereafter reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant. The Company will use commercially reasonable efforts to ensure that the Shares may be issued without violation of any applicable law or regulation.

5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment in an amount equal to such fraction multiplied by the Market Price of the Common Stock on the date of exercise.

6. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment. Subject to compliance with applicable securities laws, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are not transferable or assignable, in whole or in part, by the Warrantholder, except for a Permitted Transfer. Upon a Permitted Transfer, a new warrant shall be made and delivered by the Company, as promptly as reasonably practicable, of the same tenor and date as this Warrant but registered in the name of the transferee or assignee and if the Warrantholder’s entire interest is not being transferred or assigned, in the name of the Warrantholder, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 20. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company. The Company may not assign any of its rights, or delegate any of its obligations, under this Warrant without the prior written consent of the Warrantholder (which consent may be withheld for any reason or no reason at all). This Warrant shall be binding upon and inure to the benefit of the Company, the Warrantholder and their respective successors and permitted assigns, and shall include, with respect to the Company, any Person succeeding the Company in a Business Combination or acquisition of all or substantially all of the Company’s assets, and in such case, all of the obligations of the Company hereunder shall survive such Business Combination or acquisition.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder (and any transferee or assignee that becomes a Warrantholder) as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant, in identical form, of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. For so long as the Company is subject to the reporting obligations of the Securities Act and the Exchange Act, the Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, and it will use reasonable best efforts to take such further action as the Warrantholder may reasonably request, all to the extent required from time to time to enable the Warrantholder to sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of the Warrantholder, the Company will deliver to the Warrantholder a written statement that it has complied with such requirements.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to Section 3 shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one subsection of this Section 13 so as to result in duplication and the adjustment that has the highest value relative to the rights and interests of the Warrantholder shall be made; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being in violation of any applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

(A) The Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to Section 3 shall not be adjusted:

(i) for any Excluded Stock; or

(ii) for a change in the par value of Common Stock.

(B) Dividends, Distributions, Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such Warrantholder would have owned or been entitled to receive on such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, split, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary herein, if the Company declares a dividend or makes a distribution on its Common Stock in shares of Common Stock, the Warrantholder may elect, in its sole and absolute discretion, to participate in such dividend or distribution in lieu of receiving the adjustment to the Exercise Price as described in this Section 13(B). In the event of such an election, the dividend or distribution that the Warrantholder is entitled to receive shall be based on the amount of the dividend or distribution that the Warrantholder would have received if it had exercised this Warrant in its entirety immediately prior to the record date of such dividend or distribution, as applicable. For the avoidance of doubt, the election under this Section 13(B) shall have no effect on any provisions of this Warrant other than as expressly set forth in this Section 13(B).

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Subsidiary of the Company, (iii) of other securities, assets or cash (excluding dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the amount of cash and/or the Fair Market Value of said shares or evidences of indebtedness or securities or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, securities, assets, cash, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus (y) the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (i) the product of (x) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (y) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

(E) Business Combinations. In case of any Business Combination, reorganization or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), or the sale, transfer or other disposal of all or substantially all of the Company’s property, assets or business to another Person, in each case which entitles the holders of Common Stock to receive

(either directly or upon subsequent liquidation) stock, securities or property (including cash) with respect to or in exchange for Common Stock, any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or other event shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Shares issuable (at the time of such Business Combination or other event) upon exercise of this Warrant immediately prior to the consummation of such Business Combination or other event would have been entitled to receive upon consummation of such Business Combination or other event; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination or other event, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination or other event, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant. In case of any such Business Combination or other event, the successor or acquiring Person (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder.

(F) Dissolution, Total Liquidation or Winding Up. If at any time there is a voluntary or involuntary dissolution, total liquidation or winding-up of the Company, then the Company shall provide the Warrantholder with written notice of the date on which such dissolution, liquidation or winding-up shall take place (and, in any event, not less than thirty (30) days before any date set for definitive action). Such notice shall also specify the date as of which the record holders of shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be. On such date, the Warrantholder shall be entitled to receive upon surrender of this Warrant the cash, securities or other property, less the aggregate Exercise Price for this Warrant then in effect, that the Warrantholder would have been entitled to receive had this Warrant been exercised immediately prior to such dissolution, liquidation or winding-up. Upon receipt of the cash, securities or other property, any and all rights of the Warrantholder to exercise this Warrant shall terminate in their entirety. If the cash, securities or other property distributable in the dissolution, liquidation or winding-up has a Fair Market Value which is less than the aggregate Exercise Price for this Warrant then in effect, this Warrant shall terminate and be of no further force or effect upon the dissolution, liquidation or winding-up.

(G) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares issuable upon the exercise of this Warrant shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, or more.

(H) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Share; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional Shares, and such cash, upon the occurrence of the event requiring such adjustment.

(I) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares issuable upon exercise of this Warrant shall be adjusted as provided in this Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares issuable upon exercise of this Warrant after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Warrantholder at the address appearing in the Company’s records.

(J) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares issuable upon exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least five (5) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K) No Impairment. The Company will not, by amendment of its certificate of formation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, stock exchange (if applicable) or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(M) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below zero, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to zero.

14. Reserved.

15. Contest and Appraisal Rights. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be. If the Warrantholder shall disagree with such determination and shall, by notice to the Company given within fifteen (15) days after the Warrantholder’s receipt of the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved through the Appraisal Procedure.

16. Representations and Warranties of the Company. The Company hereby represents and warrants to the Warrantholder that (A) it has the corporate power and authority to execute this Warrant and consummate the transactions contemplated by this Warrant, (B) there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of this Warrant and (C) the execution and delivery by the Company of this Warrant and the issuance of the Common Stock upon exercise of this Warrant do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s Capital Stock or assets pursuant to, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Company’s certificate of formation or bylaws or any law in effect as of the date hereof to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject as of the date hereof, except for any such authorization, consent, approval or exemption that has been obtained.

17. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

18. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

19. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

20. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by e-mail upon confirmation of receipt, (B) one Business Day after the date of dispatch if delivered by a nationally recognized overnight courier service, or (C) three Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy and/or email address and/or to the attention of such other person as the Company or the Warrantholder may designate from time to time by written notice to the other party given in accordance with this Section 20.

If to the Company, to:

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Attn: R. John McWhorter, Chief Financial Officer

Email: jmcwhorter@tcbssb.com

with copies to (which copy alone shall not constitute notice):

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Attn: Michael G. Keeley, Esq.

Email: mike.keeley@nortonrosefulbright.com

If to the Warrantholder, to the address set forth under the Warrantholder’s name on the signature page hereof.

21. Remedies. If the Company fails to perform, comply with or observe any covenant or agreement to be performed, complied with or observed by it under this Warrant, the Warrantholder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Warrant or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Warrant or to enforce any other legal or equitable right, or to take any one or more of such actions. The Company hereby agrees that the Warrantholder shall not be required or otherwise obligated to, and hereby waives any right to demand that the Warrantholder, post any performance or other bond in connection with the enforcement of its rights and remedies hereunder. None of the rights, powers or remedies conferred under this Warrant shall be mutually exclusive, and each right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Warrant or now or hereafter available at law, in equity, by statute or otherwise.

22. Severability. Any provision of this Warrant that is prohibited or unenforceable shall be ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provision of this Warrant.

23. Waiver. Failure of any party to exercise any right or remedy under this Warrant, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

24. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Warrant and the consummation of the transactions contemplated hereby.

25. Captions; Construction; Interpretation. The captions in this Warrant are for convenience of reference only, do not constitute a part of this Warrant and are not to be considered in construing or interpreting this Warrant. No party, nor its counsel, shall be deemed the drafter of this Warrant for purposes of construing the provisions of this Warrant, and all provisions of this Warrant shall be construed in accordance with their fair meaning, and not strictly for or against any party.

26. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement (and the other Transaction Documents as defined in the Investment Agreement), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer as of the date first herein above written.

THIRD COAST BANCSHARES, INC.

By:
Name:
Title:

Acknowledged and Agreed:

[Investor Name]

By:
Name:
Title:

Address for Notice:

Telephone No:_____________________________________

Facsimile No:______________________________________

[Form of Notice of Exercise]

Date:

TO:	Third Coast Bancshares, Inc.

RE:	Election to Subscribe for and Purchase [Common Stock]

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of [Common Stock] set forth below covered by such Warrant. The undersigned hereby agrees to pay the aggregate Exercise Price for such shares of [Common Stock] in accordance with Section 3 of the Warrant.

Payment shall take the form of (check applicable box):

[ ]	in lawful money of the United States; or

[ ]	the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in subsection 3(b), to exercise this Warrant with respect to the number of Shares indicated.

A new warrant evidencing the remaining shares of [Common Stock] covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel to the effect that such transfer will not require registration of the Warrant or the Shares pursuant to any applicable securities laws is attached hereto with respect to the transfer of such warrant.

Number of Shares of [Common Stock]:

Name and Address of Person to be Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]